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                                                                  Exhibit 23.01



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos 333-31115, and 333-38833) pertaining to the 1996 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan No. 2, 1997 Employee Stock Purchase Plan and 1997 Equity Incentive Plan of At Home Corporation of our report dated January 19, 1998, except for Note 10, as to which the date is March 18, 1998, with respect to the consolidated financial statements of At Home Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                                           /s/ ERNST & YOUNG LLP



San Jose, California
March 30, 1998